Exhibit 99.1

8 February 2010

Titanium Asset Management Corp

(“Titanium” or “the Company”)

DIRECTORATE CHANGES

Titanium Asset Management Corp., the multi product asset management company, announces an overhaul of the Company’s board. The current Chairman and Chief Executive Officer, Nigel Wightman, is standing down with immediate effect to pursue other opportunities and Bob Brooks has been appointed to the board as Chief Executive Officer. John Fisher is also being appointed as an executive director and Emmanuel Gill and Yoram Naveh are joining the board as non-executive directors.

Following this reorganization, the board of Titanium will comprise the following:

Robert Kelly – Co-Chairman
Tal Raz – Co-Chairman*
Emmanuel Gill – Vice Chairman and non-executive director
Robert Brooks – CEO
John Fisher – Executive Director
Ron Braverman– Non-executive Director
Avigdor Kaplan – Non-executive Director*
Shy Talmon – Non-executive Director*
Yoram Naveh – Non-executive Director*
Thomas Hamilton – Non-executive Director
T. Raymond Suplee – Non-executive Director

* indicates appointed by the Company’s largest shareholder, Clal Finance Ltd.

Mr. Brooks has been a Managing Director of Titanium since July 2008 and has been the Executive Vice President of National Investment Services, Inc. (“NIS”), a subsidiary of Titanium, since 2000. In those positions, Mr. Brooks was the lead officer for business development, client relations, and consultant relations for Titanium, and was involved in the long-term strategic planning for Titanium. Prior to that time, Mr. Brooks served as Vice-President and Senior Vice President at NIS. Prior to joining NIS in 1994, Mr. Brooks worked at Zenith Administrators, Inc. from 1990 to 1994, as vice president and Chicago branch office manager. He served in the same capacity at Kelly & Associates, Inc. from 1984 to 1990. Prior to Kelly & Associates, Inc., Mr. Brooks worked in administration of large pension plans and was a field service officer with the Teamsters Central States Pension Fund from 1979 to 1984. Mr. Brooks is an Investment Management Committee Member of the International Foundation of Employee Benefit Plans. Mr. Brooks attended St. Thomas College and graduated from Chicago State University.

Mr. Fisher has been a Managing Director of Titanium since July 2008, as well the President and Chief Executive Officer of Wood Asset Management, Inc. (“Wood”), a subsidiary of Titanium, since June 2008 and the Chief Executive Officer of Sovereign Holdings, LLC (“Sovereign”), also a subsidiary, since September 2008. Prior to joining Wood, Mr. Fisher was a founding partner in the investment banking firm Wilson/Bennett Company from February 1987 and served as chairman and president of its subsidiary, Wilson/Bennett Capital Management Inc., until September 2006. From September 2006 through April 2007, Mr. Fisher acted as a consultant to that company. Prior to Wilson/ Bennett Capital Management Inc., Mr. Fisher worked as a vice president with E.F. Hutton & Co. from 1978 to 1987. Mr. Fisher worked as an investment broker from 1977 to 1978 at Dean Witter Reynolds, prior to which he served as a staff economist at the Public Utilities Commission of Texas. Mr. Fisher currently serves as an arbitrator for the Financial Industry Regulatory Authority and is a member of the International Executive Services Corporation, a non-profit organization that provides financial consulting services to developing countries. Mr. Fisher graduated with a BS in Accounting from Virginia Tech.

Mr. Gill has been President and Chief Executive Officer of Gilbridge Holdings Ltd. since 1999. Gilbridge Holdings Ltd. is a private company which invests in Israeli based businesses and assists them in developing their the United States market. Mr. Gill currently is an investor in and director of LivePerson, Inc., an investor in and Chairman of the Board of Bioview Ltd ., and an investor in and a director of ADI Video Technologies. Between 1979 and 1999, Mr. Gill was President and Chief Executive Officer of Elbit Ltd., an Israeli manufacturer of electronics for the defense, communications and medical imaging industries. In 1996, Elbit completed a strategic spin-off, forming three separate publicly-traded companies, and Mr. Gill remained Chairman of each of the Elbit spin-offs until forming Gilbridge in 1999. Mr. Gill received a B.S. from the Technion, Israel Institute of Technology.

Mr. Naveh currently serves as the Executive Vice President and General Counsel for Clal Finance.
From 2004 to 2008, Mr. Naveh was a Deputy Director and General Counsel of the Department of Cooperation Finance of the Israel Securities Authority. From 1998 to 2004, Mr. Naveh was an associate with Gross, Kleinhendler, Hodak, Halevy, Greenberg &Co. Law Offices, one of Israel’s leading law firms. Mr. Naveh holds a European Master in Law and Economics and graduated from Haifa Unversity with an LLB and a BA in Economics.

The disclosures required to be made under Rule 17 of the AIM Rules in respect of the new directors are set out in the Appendix to this announcement.

ENQUIRIES:

Titanium Asset Management Corp.	+1·312·335·8300
Robert Kelly

Seymour Pierce (NOMAD and Broker)	0207 107 8000
Jonathan Wright

APPENDIX

In the past five years, John Fisher, aged 55, was a director of Cardinal Financial Company.

John Wilson Fisher currently owns a grant for 50,000 common shares in the Company.

There is no further information to disclose in respect of John Fisher under paragraph (g) of schedule 2 of the AIM Rules.

Robert Patrick Brooks, aged 55, currently holds the no directorships, nor has he done so in the last 5 years.

There is no further information to disclose in respect of Robert Brooks under paragraph (g) of schedule 2 of the AIM Rules.

Emmanuel Gill, aged 70, currently holds the following directorships:

Company/Partnership

LivePerson Inc.

BioView Ltd.

ADI Video Technologies

Vumii Inc

There is no further information to disclose in respect of Emmanuel Gill under paragraph (g) of schedule 2 of the AIM Rules.

Yoram Naveh, aged 38, currently holds the following directorships:

Company/Partnership

Clal Finance Management Ltd.

Clal Finance Underwriting Ltd.

Ilanot Batucha Capital Ltd

Batucha Mutual Funds Management Ltd.

Ilanot Batucha On line Ltd.

Galila Mugan Trade 2004 Ltd.

Clal Finance Investment Portfolio Management Ltd

There is no further information to disclose in respect of Yoram Naveh under paragraph (g) of schedule 2 of the AIM Rules.